NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
QUARTER AND NINE MONTHS ENDED DECEMBER 31, 2005

Wooster, Ohio (January 30, 2006) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $171,000 or $.05 per diluted share for the third fiscal quarter ended December 31, 2005, compared to net earnings of $403,000 or $.11 per diluted share for the quarter ended December 31, 2004. The decrease in earnings was primarily due to $225,000 of incremental and non-recurring net compensation and retirement costs associated with the death of the Company’s former Chief Executive Officer and the retirement of the Company’s Chief Operating Officer, as previously announced.

Net interest income before provision for loan losses increased $110,000 for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004. Interest income increased $516,000 during the 2005 quarter as a result of prime rate increases and a shift in balance sheet composition from investment securities and mortgage loans toward higher yielding commercial loans. Interest expense increased $406,000 during the quarter as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. Other income increased $78,000, due primarily to an unanticipated gain of $63,000 on Bank Owned Life Insurance (BOLI). Recurring service charges, fees and other operating income increased $39,000, including $22,000 of trust income, while cyclical gains on sales of loans decreased by $21,000 and BOLI income decreased by $3,000. General, administrative and other expense increased by $594,000 due primarily to an unanticipated pension expense of $421,000 related to the aforementioned death of the Company’s former CEO and retirement of the Company’s former COO. Such increase was also due to the hiring of additional personnel in order to enhance the scope and ability of the commercial lending department and to establish the trust department.

For the nine month period ended December 31, 2005, net earnings totaled $1,078,000, or $0.32 per diluted share, compared to net earnings of $1,354,000, or $0.37 per diluted share for the nine months ended December 31, 2004. Net earnings for the 2005 period were significantly impacted by the incremental and non-recurring retirement costs discussed above.

Net interest income before provision for loan losses increased $350,000 for the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004. Interest income increased $1,370,000 during the nine month period in 2005 as a result of prime rate increases and a shift in balance sheet composition from investment securities and mortgage loans toward higher yielding commercial loans. Interest expense increased $1,020,000 during the nine month period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. Other income increased $34,000, due primarily to an unanticipated gain of $63,000 on BOLI, an increase of $80,000 in recurring service charges, fees and other operating income that included $49,000 in trust fees, offset by a $94,000 decrease in cyclical gains on sale

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of loans and a decrease of $15,000 in BOLI income. The increase in net interest income and other income during the nine month period was offset by a $916,000 increase in general, administrative and other expense. The increase in general, administrative and other expense, consisting mainly of higher compensation and benefits, for the nine months ended December 31, 2005 compared to the same period in 2004, was mainly due to the $421,000 pension plan expense discussed above, along with expenses due to the acquisition of Stebbins National Bank completed on June 1, 2004, and the hiring of additional personnel in order to enhance the scope and ability of the commercial lending department and to establish the trust department.

According to Phillip E. Becker, President and Chief Executive Officer, the Company has continued its strategic initiatives of growing the commercial lending and trust businesses during a period in which the Company has gone through significant management changes.

At December 31, 2005, Wayne Savings Bancshares, Inc. reported total assets of $398.0 million, a decrease of $5.4 million, or 1.3%, over total assets of $403.4 million at March 31, 2005. Deposits increased $8.3 million, or 2.6% to $328.9 million from $320.6 million at March 31, 2005. Stockholders’ equity on December 31, 2005 amounted to $35.5 million, or 8.93% of total assets.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER (330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)
	December 31, 2005	March 31, 2005
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities	$88,583	$102,798
Mortgage-backed securities, net (1)	53,432	60,352
Loans receivable, net (1)	229,802	213,627
Federal Home Loan Bank stock	4,559	4,386
Office premises & equipment, net	8,664	8,922
Real estate acquired through foreclosure	54	35
Other assets	12,874	13,281
TOTAL ASSETS	$397,968	$403,401

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$328,868	$320,586
Advances from Federal Home Loan Bank	30,500	40,000
Advances by borrowers for taxes & insurance	904	612
Accounts payable on mortgage loans serviced for others	367	231
Other liabilities	1,788	1,773
TOTAL LIABILITIES	362,427	363,202

Common stock (3,934,874 and 3,907,318 shares of $.10 par value issued at
December 31, 2005 and March 31, 2005, respectively)	393	391
Additional paid-in capital	35,634	35,133
Retained earnings	11,233	11,371
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,260)	(1,304)
Less Treasury Stock	(9,625)	(4,600)
Accumulated other comprehensive loss	(834)	(792)
TOTAL STOCKHOLDERS' EQUITY	35,541	40,199

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$397,968	$403,401
(1) Includes available for sale classifications.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Interest income	4,981	4,465	14,460	13,090
Interest expense	2,117	1,711	5,965	4,945
Net interest income	2,864	2,754	8,495	8,145
Provision for losses on loans	0	15	0	45
Net interest income after provision for loan losses	2,864	2,739	8,495	8,100
Other income	467	389	1,321	1,287
General, administrative, and other expense	3,186	2,592	8,457	7,541
Earnings before federal income taxes	145	536	1,359	1,846
Federal income taxes (benefit)	(26)	133	281	492
Net earnings	$171	$403	$1,078	$1,354

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	For the Three Months
	Ended December 31,
	(Unaudited)
	2005	2004

Quarterly Results

Net Interest Income	$2,864	$2,754
Net Earnings	$171	$403
Earnings Per Share:
Basic	0.05	0.11
Diluted	0.05	0.11
Return on Average Assets (Annualized)	.17%	.42%
Return on Average Equity (Annualized)	1.9%	3.9%

	For the Nine Months
	Ended December 31,
	(Unaudited)
	2005	2004

Year to Date Results

Net Interest Income	$8,495	$8,145
Net Earnings	$1,078	$1,354
Earnings Per Share:
Basic	0.32	0.38
Diluted	0.32	0.37
Return on Average Assets (Annualized)	.36%	.47%
Return on Average Equity (Annualized)	3.8%	4.3%

	December 31,	March 31,
	2005	2005
	(Unaudited)
End of Period Data

Total Assets	$397,968	$403,401
Stockholders' Equity to Total Assets	8.93%	9.97%